Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS





We consent to the incorporation by reference in this Registration Statement of Entrade Inc. on Form S-8 of our report dated May 13, 1999 on our audit of the consolidated balance sheet of Entrade Inc. as of February 23, 1999 (inception) appearing in the Registration Statement on Form S-4 (Registration No. 333-79175) of Entrade Inc. filed with the Securities and Exchange Commission, as amended under cover of Form S-4/A on August 18, 1999. We also consent to the reference to us under "Item 5 - Interests of Named Experts and Counsel" in such Registration Statement.



/s/ PRICEWATERHOUSECOOPERS LLP
Chicago, Illinois
November 19, 1999